Exhibit 99.2

Ambac Financial Group, Inc.
Executive Stock Ownership and Retention Policy
Purpose. The purpose of the Ambac Financial Group, Inc. Executive Stock Ownership Policy (the “Stock Policy”) is to further align the interests of executives of Ambac Financial Group, Inc. (the “Company”) and the Company’s shareholders by requiring executives to accumulate and retain a meaningful level of stock ownership.
Covered Executives. The Stock Policy applies to the executives of the Company (the “Covered Executives”) in the following Tiers.

Tier 1	Chief Executive Officer
Tier 2	Chief Financial Officer
Tier 3	All Other Executive Officers

Stock Ownership Multiples. The stock ownership levels under the Stock Policy, expressed as a multiple of the Covered Executive’s base annual salary as of March 31 of each year are as follows:

Tier 1	6 times base annual salary
Tier 2	3 times base annual salary
Tier 3	2 times base annual salary

There is no required time period within which the Covered Executive must attain the applicable stock ownership level under the Stock Policy. As set forth below under the caption, “Stock Retention Percentages,” until a Covered Executive complies with the Stock Policy, the Covered Executive is required to retain 100% of net profit shares from each award on exercise, vesting or earn-out.
For purposes of determining compliance with the Stock Policy, as of March 31 of each year the number of shares of the Company’s common stock that the Covered Executive is expected to own will be calculated by dividing:

•	The Covered Executive’s base annual salary by

•	The average of the month-end closing prices of the Company’s stock for the prior 12 months
If a Covered Executive has satisfied the Stock Policy on a prior determination date, a decrease in the Company’s stock price without a sale of shares (excluding a sale of shares to satisfy tax withholding) will not be considered to result in non-compliance on a subsequent determination date.
Eligible Shares. The following shares of Company common stock count towards compliance with the Stock Policy:

•	Shares owned by the Covered Executive;

•	Shares owned jointly by the Covered Executive and spouse;

•	Shares held in a trust established by the Covered Executive for the benefit of the Covered Executive and/or family members;

•	Shares equal to the number of vested but deferred restricted or deferred stock units credited to the Covered Executive under any arrangement maintained by the Company; and

•	Shares credited to the Covered Executive’s 401(k) plan account
Unvested or unearned restricted stock/restricted stock units/performance shares and stock options do not count towards compliance with the Stock Policy.
Stock Retention Percentages. Until a Covered Executive complies with the Stock Policy, the Covered Executive is required to retain 100% of net profit shares from each award on exercise, vesting or earn-out.
“Net profit shares” means:

•	Shares received on vesting or earn-out of restricted stock/restricted stock units/performance shares, net of shares for taxes; and

•	Shares received on exercise of stock options, net of shares tendered or withheld for payment of exercise price and shares for taxes
“Shares for taxes” means, regardless of whether share withholding is actually used:

•	The amount of taxes on the income realized by the Covered Executive on the vesting, earn-out or exercise date, calculated using maximum marginal tax rates, divided by

•	The closing price of the Company’s common stock on the vesting, earn-out or exercise date
Nothing in this Stock Policy shall require Covered Executives to meet their applicable stock ownership levels through open market purchases of Company common stock, and a Covered Executive may sell any shares purchased in the open market regardless of whether such Covered Executive then owns or has the right to acquire Eligible Shares sufficient to meet the requirements of the Stock Policy. For the sake of clarity in interpreting the Stock Policy, any sale of Eligible Shares by a Covered Executive shall be deemed to have occurred in the following order: first from shares purchased in the open market; and second, from any remaining “net profit shares”; provided, however that “net profit shares” may not be sold if, following such sale, the Covered Executive would no longer be in compliance with this Stock Policy.
Stock Sales. Any sale of shares by Covered Executives must be reviewed and approved by the Legal Department for compliance with this Stock Policy and the Company’s insider trading policy at the time of the proposed sale.
Insider Trading Policy. Covered Executives are required to abide by the Company’s Insider Trading policy and are prohibited from (i) hedging their ownership positions in Company shares, (ii) buying Company shares on margin and (iii) pledging owned Company shares as collateral for loans.
Waiver. The Compensation Committee shall determine the appropriate relief in the event of financial hardship.
Modification. The Stock Policy may be amended or terminated at any time by the Compensation Committee, in consultation with the Governance and Nominating Committee, in its sole and absolute discretion.
Enforcement. The Company may consider a Covered Executive’s compliance with the Stock Policy in connection with compensation decisions, or promotion opportunities, to the extent it determines appropriate in its sole and absolute discretion.
Effective Date. The Stock Policy is effective as of January 1, 2017.

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